NEWS RELEASE

#15O – April 21, 2004	Contact:	Allan V. Cecil Vice President +843-383-7524 allan.cecil@sonoco.com

SONOCO REPORTS FIRST QUARTER FINANCIAL RESULTS

Hartsville, S.C. – Sonoco (NYSE:SON), the global packaging company, today reported earnings per diluted share from continuing operations for the first quarter of 2004 of $.41, versus $.30 for the same period in 2003. Earnings for the first quarter included income of $.09 per share in 2004 due to the recognition of certain tax benefits as a result of the Internal Revenue Service closing its examination of the Company’s tax returns for years 1999 through 2001. Earnings also included restructuring charges of $.01 per share in both years, it was announced by Harris E. DeLoach, Jr., President and Chief Executive Officer.

In late December 2003, Sonoco completed the sale of its High Density Film business. Operating results of this business for the first quarter of 2003 are presented as “Income from discontinued operations (net of income taxes)” in the accompanying Condensed Consolidated Statements of Income.

Net sales for the first quarter of 2004 were $695 million, versus $656 million for the same period in 2003. Income from continuing operations for the first quarter of 2004 was $40.4 million, versus $27.3 million in the first quarter of 2003. Income from continuing operations for the first quarter of 2004 was positively impacted by $9.1 million due to the recognition of certain tax benefits and also included after-tax restructuring charges of approximately $.9 million in connection with the Company’s previously announced restructuring actions, compared with restructuring charges of $.7 million after tax during the same period of 2003.

“The change in year over year net income for the first quarter of 2004 was positively affected by increased productivity, higher average prices for recovered paper trade sales and by increased volume in the Company’s packaging services, protective packaging and wire and cable reel businesses. Year over year results for the first quarter were negatively impacted by increased prices for old corrugated containers (OCC), the Company’s primary raw material; start-up costs associated with a new multi-line steel easy-open closure operation in Brazil; and decreased volume in composite cans,” said DeLoach. He noted that OCC costs per ton had increased from approximately $65 per ton in December 2003 to approximately $90 in March 2004. In

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
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Sonoco Reports First Quarter Results — Page 2

response to this and other cost increases, the Company implemented price increases for its uncoated recycled paperboard and paper-based tubes and cores effective March 1, 2004, and April 1, 2004, respectively. The impact on results of these price increases was not significant in the first quarter.

“Sales for the first quarter were up by approximately 5.9 percent over the same period in 2003, primarily reflecting the favorable impact of foreign exchange translation and higher average selling prices for recovered paper trade sales, volume improvements in packaging services and protective packaging, partially offset by volume declines in composite cans, flexible packaging and domestic engineered carriers,” DeLoach stated.

“Company-wide volumes during the first quarter were down slightly versus the same period last year. In the Industrial Packaging segment, slightly lower engineered carrier and paperboard volumes were offset by volume increases in protective packaging and wire and cable reels, along with the impact of two small acquisitions made in 2003. In the Consumer Packaging segment, volumes were also slightly down, compared with the first quarter of 2003, as decreased volume in composite cans and flexible packaging were mostly offset by increased activity in packaging services and the impact of one small acquisition made in 2003,” DeLoach explained.

Cash generated from operations for the first quarter was $22.5 million, compared with $40.7 million for the same period in 2003. Cash generated from operations, combined with cash from the issuance of stock related to the exercise of options, was used to partially fund capital expenditures of approximately $24.9 million and to pay dividends of approximately $20.5 million. Cash generated from operations included the impact of $7.9 million for funding benefit plans in the first quarter of 2004, and approximately $1 million in the same period of 2003.

“During the second quarter of 2004, we expect to continue to benefit from our previously implemented cost reductions, productivity improvements, and a growing number of new products,” said DeLoach. “While we believe the Company is exceptionally well positioned to benefit from general economic improvement, we do not yet see any significant recovery in most of those segments of the manufacturing sector served by our tube and core business and do not anticipate any significant improvement before the second half of the year. Therefore, assuming no significant change in volumes or prices, we expect our second quarter 2004 earnings to be in the range of $.33 to $.37 per diluted share, excluding any restructuring charges, which cannot be estimated at this time,” stated DeLoach. The Company did not change its previously announced guidance for the full year 2004 of $1.40 to $1.45 per diluted share, excluding any restructuring charges and assuming no significant changes in volumes or pricing.

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Sonoco Reports First Quarter Results — Page 3

“We continue to generate strong cash flow which, coupled with our A-range credit rating, positions us well to take advantage of consolidation opportunities. We have signed a significant new joint venture agreement with Ahlstrom in Finland that will expand our European geographical presence, particularly in northern and eastern Europe, and provide the option to purchase all the shares in the new joint venture. We also signed a new agreement with Demolli in Italy, with a similar purchase option. Furthermore, we have continued to expand in China with a recently announced agreement to purchase Ahlstrom’s tube and core operation in Shouguang. In addition, the Company’s Industrial Packaging segment commenced operations of a new protective packaging facility in Mexico during the quarter. We have also been awarded important preferred supplier agreements in Asia and North America, and we continue to develop and commercialize a growing number of new products and extensions of existing technologies,” concluded DeLoach.

Segment Review
Consumer Packaging

The Consumer Packaging segment includes the following products and services: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; metal and plastic ends and closures; specialty packaging; and packaging services.

First quarter 2004 sales for the Consumer Packaging segment were $312 million, versus $300 million in the same period for 2003. Operating profit for this segment was $ 24.1 million, versus $22.8 million in the first quarter of 2003.

Sales in the Consumer Packaging segment were up year-over-year in the first quarter, primarily due to the impact of favorable foreign exchange translation, slightly higher prices in global composite cans and flexible packaging, and the impact of an acquisition made in 2003. Volumes in the Consumer Packaging segment were down slightly when compared with last year’s first quarter, as declines in flexible packaging and composite can volume, specifically in the snack and dough markets, were basically offset by increased activity in packaging services. Operating profit for the first quarter in the Consumer Packaging segment increased slightly from the same period last year as the unfavorable impact of the decline in volume was offset by productivity improvements, purchasing initiatives, and cost containment, partly as a result of the restructuring actions taken in 2003.

Industrial Packaging

The Industrial Packaging segment includes the following products and services: high-performance paper, plastic and composite engineered carriers; paperboard; wooden, metal and composite reels for wire and cable packaging; fiber-based construction tubes and forms; custom designed protective packaging; and supply chain management capabilities.

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Sonoco Reports First Quarter Results — Page 4

First quarter 2004 sales for the Industrial Packaging segment were $384 million, versus $357 million in the same period in 2003. Operating profit for the Industrial Packaging segment for the first quarter 2004 was $32.5 million, versus $30.7million in the first quarter of 2003.

“First quarter sales in the Industrial Packaging segment increased, compared with the same period last year, primarily due to the favorable impact of foreign exchange translation and increased selling prices of recovered paper, partially offset by slight volume declines. Volume in the Industrial Packaging segment was down slightly when compared with last year’s first quarter, due primarily to lower volumes in engineered carriers and paperboard. Operating profit for the segment increased, as productivity improvements and restructuring savings more than offset volume declines and an unfavorable price/cost relationship, due primarily to the increase in OCC prices,” said DeLoach.

Corporate

Depreciation and amortization expense for the first quarter of 2004 was $37.0 million, compared with $39.3 million in 2003, which included approximately $3.3 million associated with the High Density Film business, which was divested in December 2003. Net interest expense for the first quarter decreased $3.5 million, compared with the same period in 2003, primarily due to lower average debt levels and lower average interest rates.

The effective tax rate for continuing operations for the three-month period ending March 28, 2004, was 15.9 percent, compared with 36.0 percent for the same period in 2003. Included in the effective tax rate for the three months ended March 28, 2004 is the impact of the recognition of certain tax benefits totaling $9.1 million (19.6% of “Income before income taxes” in the accompanying Condensed Consolidated Statements of Income) due to the Internal Revenue Service closing its examination of the Company’s tax returns for years 1999 through 2001.

Sonoco, founded in 1899, is a $2.8 billion global manufacturer of industrial and consumer products and provider of packaging services, with approximately 295 operations in 32 countries serving customers in some 85 nations. For more information on the Company, visit our Web site at www.sonoco.com.

Conference Call

Sonoco will host its regular quarterly conference call concerning financial results for the most recent quarter today, Wednesday, April 21, 2004, at 2:00 p.m. EDT. The conference call can be accessed in a “listen only” mode via the Internet at www.firstcallevents.com/service/ajwz403897698gf12.html. A replay will be available through the Investor Information section of the Sonoco Web site at www.sonoco.com for six months after the conference.

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Sonoco Reports First Quarter Results — Page 5

Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” “guidance,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

Information about the Company’s use of non-GAAP financial measures, why management believes presentation of non-GAAP financial measures provides useful information to investors about the Company’s financial condition and results of operations, and the purposes for which management uses non-GAAP financial measures is included in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, www.sonoco.com.

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Sonoco Reports First Quarter Results — Page 6

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	March 28,	March 30,
	2004	2003
Net sales	$695,416	$656,480
Cost of sales	573,834	532,565
Selling, general and administrative expenses	64,995	70,385
Restructuring charges	1,328	1,137

Income before interest and taxes	55,259	52,393
Interest expense	9,923	12,730
Interest income	(1,175)	(447)

Income before income taxes	46,511	40,110
Provision for income taxes	7,378	14,440

Income before equity in earnings of affiliates/ minority interest in subsidiaries	39,133	25,670
Equity in earnings of affiliates/Minority interest in subsidiaries	1,254	1,643

Income from continuing operations	40,387	27,313
Income from discontinued operations (net of income taxes)	—	1,685

Net income	$40,387	$28,998

Average shares outstanding — diluted	98,181	96,958
Diluted earnings per share	$.41	$.30

Dividends per common share	$.21	$.21

Prior year data has been reclassified to conform to the current year presentation.

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Sonoco Reports First Quarter Results — Page 7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 28,	December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$80,398	$84,854
Trade accounts receivables	355,859	320,676
Other receivables	35,482	33,066
Inventories	271,538	252,196
Prepaid expenses and deferred taxes	71,921	64,473

	815,198	755,265
Property, plant and equipment, net	911,470	923,569
Goodwill	382,792	383,954
Other assets	456,029	457,845

	$2,565,489	$2,520,633

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$466,299	$450,642
Notes payable and current portion of long-term debt	199,396	201,367
Taxes on income	20,541	27,585

	686,236	679,594
Long-term debt	469,513	473,220
Pension and other postretirement benefits	143,588	137,494
Deferred income taxes and other	223,828	216,165
Shareholders’ equity	1,042,324	1,014,160

	$2,565,489	$2,520,633

Prior year data has been reclassified to conform to the current year presentation.

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 28,	March 30,
	2004	2003
Net Sales
Industrial Packaging	$383,661	$356,731
Consumer Packaging	311,755	299,749

Consolidated	$695,416	$656,480

Income before income taxes
Operating Profit — Industrial Packaging	$32,511	$30,705
Operating Profit — Consumer Packaging	24,076	22,825
Restructuring charges	(1,328)	(1,137)
Interest, net	(8,748)	(12,283)

Income before income taxes	$46,511	$40,110

Prior year net sales data has been reclassified to conform to the current year presentation.

Does not include the operating results of the High Density Film business, which are shown on the Condensed Consolidated Statements of Income as “Income from discontinued operation (net of income taxes).”